Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass

717.339.5085

ACNB CORPORATION
REPORTS 2006 EARNINGS

GETTYSBURG, Pa., March 2 — ACNB Corporation reported net income of $7,290,000 for the year ended December 31, 2006, compared to $7,376,000 for the year ended December 31, 2005.  Net income on a per share basis amounted to $1.28 for 2006 and $1.29 for 2005.  All earnings per share were adjusted for the 5% common stock dividend issued on December 15, 2006.  The most significant component of the Corporation’s net income is net interest income, which decreased by less than 1% to $24,839,000 for the year ended December 31, 2006, in comparison to $24,914,000 for the year ended December 31, 2005.  The Corporation’s slight decline in net interest income is a direct result of interest expense increasing at a faster rate than interest income over the last several quarters, and this trend is expected to continue in 2007 due to current economic conditions.

Total non-interest income in 2006 increased by $1,027,000, or 12%, over the year 2005.  Higher revenues in the form of insurance commissions from Russell Insurance Group, Inc. and fee income from Adams County National Bank’s trust and retail operations contributed significantly to this increase in non-interest income.  Further, total non-interest expense increased by less than 1% for the year ended December 31, 2006, due to lower employee benefit costs and other expense reductions in comparison to 2005.

Dividends paid to shareholders for 2006 totaled $4,566,000, or $.80 per share, as restated due to the 5% common stock dividend declared for shareholders of record as of December 1, 2006, and issued on December 15, 2006.

Total assets of ACNB Corporation on December 31, 2006, were $965 million — an increase of 2% from $945 million at December 31, 2005.  Total loans rose by 6% to $524 million, as compared to December 31, 2005.  Total deposits decreased by 1% year over year to $670 million.  A 4% increase in shareholders’ equity resulted in an aggregate of $77 million on December 31, 2006.

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ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857 and celebrating its 150th Anniversary in 2007, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis, as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Corporation.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2007-02

March 2, 2007